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                                                                    Exhibit 10.8
                                                                    ------------

                             TAX SHARING AGREEMENT
                             ---------------------


     THIS TAX SHARING AGREEMENT (this "Agreement") dated effective as of July 1, 2000, by and among Marshall & Ilsley Corporation ("M&I"), a Wisconsin corporation, each M&I Affiliate (as defined below), Metavante Corporation ("Metavante"), a Wisconsin corporation and currently a direct, wholly owned subsidiary of M&I, and each Metavante Affiliate (as defined below) is entered into in connection with the Distribution (as defined below).

                                   RECITALS
                                   --------

     WHEREAS, as of the date hereof, M&I and its direct and indirect domestic subsidiaries are members of an Affiliated Group (as defined below), of which M&I is the common parent corporation;

     WHEREAS, as set forth in the General Assignment and Assumption Agreement dated as of July 1, 2000 (the "Assignment and Assumption Agreement"), and subject to the terms and conditions thereof, M&I has transferred and assigned to Metavante substantially all of the assets and liabilities currently associated with the Metavante Business (as defined below) and the stock or similar interests currently held by M&I in subsidiaries and other entities that conduct such business (the "Transfer");

     WHEREAS, M&I and Metavante currently contemplate that, following the Transfer, Metavante will make an initial public offering (the "IPO") of Metavante common stock that will reduce M&I's ownership of Metavante on a fully diluted basis to not less than eighty and one-tenth percent (80.1%);

     WHEREAS, M&I intends, sometime after the IPO, to distribute all of its shares of Metavante common stock to M&I shareholders on a pro rata basis (the "Distribution");

     WHEREAS, the Transfer and the Distribution are intended to qualify as a tax-free reorganization and distribution under sections 368(a)(1)(D) and 355 of the Code; and

     WHEREAS, in contemplation of the Distribution pursuant to which Metavante and its direct and indirect domestic subsidiaries will cease to be members of the M&I Group (as defined below) the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, M&I, for itself and on behalf of its affiliates as of the Transfer Date and its future affiliates (other than Metavante and its affiliates), and Metavante, for itself and on behalf of its affiliates as of the Transfer Date and its future affiliates, hereby agree as follows:

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Section 1.  Definitions.

     As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     "Affiliated Group" means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a Consolidated Return.

     "After Tax Amount" means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including the receipt or payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

     "Assignment and Assumption Agreement" has the meaning set forth in the Recitals.

     "Audit" includes any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Combined Return" means any Tax Return, other than with respect to federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Metavante or one or more Metavante Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with M&I or one or more M&I Affiliates.

     "Consolidated Return" means any Tax Return with respect to federal Income Taxes filed on a consolidated basis wherein Metavante or one or more Metavante Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with M&I or one or more M&I Affiliates.

     "Distribution" has the meaning set forth in the Recitals.

     "Distribution Date" means the close of business on the date which the Distribution is effected.

     "Distribution Taxes" means any Taxes imposed on M&I or any M&I Affiliate resulting from, or arising in connection with, the failure of the Distribution to be tax-free to such party under the Code (including, without limitation, any Tax resulting from the failure of the Distribution to qualify under section 355 and section 368(a)(1)(D) of the Code or the application of section 355(d) or section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions. Each Tax referred to in the immediately preceding

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sentence shall be determined using the highest marginal corporate Income Tax rate for the relevant taxable period (or portion thereof).

     "Estimated Tax Installment Date" means the estimated Tax installment due dates prescribed in section 6655(c) of the Code and any other date on which an installment of Taxes is required to be made.

     "Filing Party" has the meaning set forth in Section 8.01.

     "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

     "Income Tax" shall mean any federal, state, local or foreign Tax determined by reference to income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such Tax.

     "Independent Firm" has the meaning set forth in Section 9.03.

     "Initial Ruling" means any private letter ruling issued by the IRS in connection with the Distribution in response to M&I's request for such a letter ruling.

     "Interim Period" means a taxable period beginning on or after the Transfer Date but on or before the Distribution Date.

     "IPO" has the meaning set forth in the Recitals.

     "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

     "Joint Responsibility Item" means any Tax Item for which the non-Filing Party's responsibility for Taxes under this Agreement could exceed one million dollars ($1,000,000), but not a Sole Responsibility Item as regards which the non-Filing Party has assumed control under the first sentence of Section 8.02 hereof.

     "M&I Affiliate" means any corporation or other entity directly or indirectly controlled by M&I, but excluding Metavante or any Metavante Affiliate.

     "M&I Employee" means an employee of M&I or any M&I Affiliate immediately after the Distribution, or a retiree or other former employee of M&I or any M&I Affiliate who is not a Metavante Employee, provided that any Metavante Employee who becomes an M&I Employee shall be considered an M&I Employee.

                                       3
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     "M&I Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which M&I is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Metavante Group.

     "Metavante Affiliate" means any corporation or other entity directly or indirectly controlled by Metavante.

     "Metavante Business" means (a) the business and operations of the business of Metavante as described in the registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission registering the shares of common stock of Metavante to be issued in the IPO, together with all amendments thereto and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Metavante business as then conducted.

     "Metavante Employee" means an employee of Metavante or any Metavante Affiliate immediately after the Distribution, or a retiree or other former employee of Metavante, any Metavante Affiliate or any predecessor thereto including the Data Services division of M&I and M&I Data Services, Inc. (but not an employee of the item processing department of Data Services) who is not an M&I Employee, provided that any M&I Employee who becomes a Metavante Employee shall be considered a Metavante Employee.

     "Metavante Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Metavante will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

     "Option" means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option.

     "Owed Party" has the meaning set forth in Section 7.04.

     "Owing Party" has the meaning set forth in Section 7.04.

     "Payment Period" has the meaning set forth in Section 7.04(e).

     "Post-Distribution Period" means a taxable period beginning after the Distribution Date.

     "Pre-Distribution Period" means any Pre-Transfer Period and/or Interim Period.

     "Pre-Transfer Period" means a taxable period beginning before the Transfer Date.

     "Ruling Documents" means (1) the request for a private letter ruling under section 355 and various other sections of the Code, together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of M&I, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to M&I (or any

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M&I Affiliate) in connection with the Distribution or (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

     "Separate Tax Liability" means an amount equal to the Tax liability that Metavante and each Metavante Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the M&I Group, for the Metavante Business for all Pre-Distribution Periods, and such amount shall be computed by M&I using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one
Tax) for the relevant taxable period (or portion thereof), giving effect to any carryforward or carryover of any Tax Asset associated with the Metavante Business, and in a manner consistent with (i) general Tax accounting principles,
(ii) the Code and the Treasury regulations promulgated thereunder, (iii) any similar provisions of the laws of other jurisdictions, if applicable, and (iv) past practice, if any.

     "Sole Responsibility Item" means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

     "Supplemental Ruling" means (1) any ruling issued by the IRS in connection with the IPO or Distribution other than the Initial Ruling and (2) any similar ruling issued by any other Taxing Authority in connection with the IPO or Distribution addressing the application of a provision of the laws of another jurisdiction.

     "Supplemental Ruling Documents" means (1) the request for a Supplemental Ruling and any materials, appendices and exhibits submitted or filed therewith and any Supplemental Rulings issued by the IRS to M&I and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

     "Tax Asset" means any Tax Item that has accrued for Tax purposes, but has not been used during a taxable period, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

     "Tax Benefit" means a reduction in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

     "Tax Detriment" means an increase in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of

                                       5
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the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

     "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

     "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

     "Taxes" includes all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, and any interest, penalties or additions attributable thereto.

     "Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

     "Transfer" has the meaning set forth in the Recitals.

     "Transfer Date" means July 1, 2000.

Section 2.  Preparation and Filing of Tax Returns.

     2.01. M&I's Responsibility. M&I shall have sole and exclusive responsibility for the preparation and filing of:

          (a) all Tax Returns with respect to M&I, any M&I Affiliate, Metavante, and/or any Metavante Affiliate for Pre-Transfer Periods (except for the Tax Returns for M&I Financial Corp. (n/k/a Metavante), M&I EastPoint Technology, Inc. and M&I Asia Pacific, SDN.BTD for the period beginning January 1, 2000), and all Consolidated Returns and all Combined Returns for any Interim Periods; and

          (b) all Tax Returns with respect to M&I and any M&I Affiliate for Post-Distribution Periods.

     2.02. Metavante's Responsibility. Except as otherwise provided in Section
2.01 of this Agreement, Metavante shall have sole and exclusive responsibility for the preparation and filing of (1) all Tax Returns for M&I Financial Corp. (n/k/a Metavante), M&I EastPoint Technology, Inc. and M&I Asia Pacific, SDN.BTD for the period beginning January 1, 2000, (2) all Tax Returns (other than Consolidated Returns and Combined Returns) for Metavante and any

                                       6
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Metavante Affiliate for any Interim Periods and (3) all Tax Returns with respect to Metavante and any Metavante Affiliate for Post Distribution Periods.

     2.03. Agent. Subject to the other applicable provisions of this Agreement, Metavante hereby irrevocably designates, and agrees to cause each Metavante Affiliate to so designate, M&I as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as M&I, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

     2.04. Manner of Tax Return Preparation.

          (a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Ruling Documents, and (3) any Supplemental Ruling Documents. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

          (b) M&I shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01(a) of this Agreement to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by M&I, any M&I Affiliate, Metavante, or any Metavante Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns. M&I shall provide Metavante with copies of information reported on Tax Returns which is applicable to Metavante and/or any Metavante Affiliate upon reasonable request and so long as any confidential information regarding M&I and/or any M&I Affiliate is deleted.

          (c) Within one hundred twenty (120) days after filing the 2000 Consolidated Return, M&I shall notify Metavante of the Tax attributes associated with Metavante and each Metavante Affiliate, and the Tax bases of the assets and liabilities, transferred to Metavante in connection with the Transfer. At Metavante's request, M&I will use its best efforts to provide Metavante with preliminary estimates of such information as soon as is practicable.

Section 3.  Liability for Taxes.

     3.01. Metavante's Liability for Section 2.01(a) Taxes. With respect to all Tax Returns described in Section 2.01(a) of this Agreement, Metavante shall be liable for the Separate Tax Liability of Metavante and all Metavante Affiliates, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by Metavante with respect to any such Separate Tax Liability.

                                       7
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     3.02. M&I's Liability for Section 2.01 Taxes. With respect to all Tax
Returns described in Section 2.01(a) of this Agreement, M&I shall be liable for the difference between the Separate Tax Liability of Metavante and all Metavante Affiliates and all Taxes shown as due on such Tax Returns, and shall be entitled to receive and retain all refunds or credits of Taxes attributable to such difference. With respect to all Tax Returns described in Section 2.01(b) of this Agreement, M&I shall be liable for all Taxes due with respect thereto, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by M&I with respect to such Taxes.

     3.03. Metavante's Liability for Section 2.02 Taxes. With respect to all Tax Returns described in Section 2.02 of this Agreement, Metavante shall be liable for all Taxes due with respect thereto, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by Metavante with respect to such Taxes

     3.04. Payment of Tax Liability. If one party is liable for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for preparing and filing, then the liable party shall pay the Taxes to the other party or the appropriate Taxing Authority pursuant to Section 7.04 of this Agreement.

     3.05. Computation. M&I shall provide to Metavante, within twenty (20) days prior to the filing of any applicable Tax Return, a written calculation in reasonable detail setting forth the amount of any Separate Tax Liability or estimated Separate Tax Liability (for purposes of Section 7.01 of this Agreement). Metavante shall have the right to review and comment on such calculation, but no later than ten (10) days prior to the due date, as extended, of any such Tax Return. Any dispute with respect to such calculation shall be resolved pursuant to Section 9.03 of this Agreement, provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Separate Tax Liability or estimated Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement, subject to subsequent resolution of such dispute pursuant to Section 9.03 of this Agreement.

Section 4.  Distribution Taxes and Deconsolidation.

     4.01.  Distribution Taxes.

          (a)  M&I's Liability for Distribution Taxes.  Notwithstanding Sections
     3.01 through 3.03 of this Agreement, M&I (and each M&I Affiliate, but only for the percentage attributable to such M&I Affiliate's actions hereunder), shall be liable for one hundred percent (100%) of any Distribution Taxes that result from one or more of the following:

               (i) any act, failure to act or omission of or by M&I (or any M&I Affiliate) inconsistent with any material, information, covenant or representation in the Ruling Documents, Supplemental Ruling Document, Initial Ruling, or Supplemental Ruling;

               (ii) any act, failure to act or omission of or by M&I (or any M&I Affiliate) after the date of the Distribution, including, without limitation, any

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          cessation, transfer to affiliates, or disposition of its active trades or businesses, or certain issuances of stock, stock buybacks or payments of an extraordinary dividend by M&I (or any M&I Affiliate) following the Distribution;

               (iii) any acquisition of any stock or assets of M&I (or any M&I Affiliate) by one or more other persons prior to or following the Distribution; or

               (iv) any issuance of stock by M&I (or any M&I Affiliate), or change in ownership of stock in M&I (or any M&I Affiliate), that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

          (b) Metavante's Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.03 of this Agreement, Metavante and each Metavante Affiliate shall be liable for one hundred percent (100%) of any Distribution Taxes that result from one or more of the following:

               (i) any act, failure to act or omission of or by Metavante (or any Metavante Affiliate) inconsistent with any material, information, covenant or representation in the Ruling Documents, Supplemental Ruling Document, Initial Ruling, or Supplemental Ruling;

               (ii) any act, failure to act or omission of or by Metavante (or any Metavante Affiliate) after the date of the Distribution, including without limitation, any cessation, transfer to affiliates or disposition of its active trades or businesses, or certain issuances of stock, stock buybacks or payments of an extraordinary dividend by Metavante (or any Metavante Affiliate) following the Distribution;

               (iii) any acquisition of any stock or assets of Metavante (or any Metavante Affiliate) by one or more other persons prior to or following the Distribution (unless such acquisition occurs prior to the Distribution and M&I specifically consents to such acquisition); or

               (iv) any issuance of stock by Metavante (or any Metavante Affiliate), or change in ownership of stock in Metavante (or any Metavante Affiliate), that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

          (c) Joint Liability for Remaining Distribution Taxes. The liability for any Distribution Taxes not allocated by Sections 4.01(a) or (b) of this Agreement shall be borne by M&I and by Metavante in proportion to the market values of M&I and Metavante, respectively, as of the Distribution Date, determined by multiplying the closing price of M&I and Metavante stock on the Distribution Date by the respective number of common shares outstanding in each company.

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     4.02.  Private Letter Rulings.

          (a) Information. M&I has provided Metavante with copies of the Ruling Documents submitted on or prior to the date hereof and shall provide Metavante with copies of any additional Ruling Documents prepared after the date hereof prior to the submission of such Ruling Documents to a Taxing Authority.

          (b)  Supplemental Rulings.

               (i) In General. M&I agrees that at the reasonable request of Metavante, M&I shall cooperate with Metavante and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from the IRS or any other Taxing Authority for the purpose of confirming (1) the continuing validity of any ruling issued by any Taxing Authority addressing the application of the law to the Distribution or (2) compliance on the part of Metavante (or any Metavante Affiliate) with its obligations under
          Section 4.01(b) of this Agreement. However, M&I shall not be obligated to seek a Supplemental Ruling if it reasonably believes that seeking such Supplemental Ruling would adversely affect M&I (or any M&I Affiliate) or if Metavante does not agree in advance to pay all Costs (as defined in Section 8.01 hereof) incurred in filing and obtaining such Supplemental Ruling. Further, in no event shall M&I be required to file any Supplemental Ruling Documents unless Metavante represents that (1) it has read the Supplemental Ruling Documents and
          (2) all information and representations, if any, relating to Metavante (or any Metavante Affiliate) contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. Metavante shall reimburse M&I for all costs and expenses incurred by M&I in obtaining a Supplemental Ruling requested by Metavante.
          Neither Metavante nor any Metavante Affiliate shall seek any guidance (whether written or oral) from the IRS or any other Taxing Authority concerning the Distribution except as set forth in this Section 4.02(b). The preceding sentence shall not in any way limit the ability of any outside counsel to Metavante to request informal guidance from the IRS regarding such issues on an anonymous basis.

               (ii) Participation Rights. If M&I requests a Supplemental Ruling or other guidance after the date of this Agreement: (1) M&I shall keep Metavante informed in a timely manner of all material actions taken or proposed to be taken by M&I in connection therewith;
          (2) M&I shall (A) reasonably in advance of the submission of any such Supplemental Ruling Documents provide Metavante with a draft copy thereof, (B) reasonably consider Metavante's comments on such draft copy, and (C) provide Metavante with a final copy and, (D) provide Metavante with notice reasonably in advance of, and Metavante shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such Supplemental Ruling. Metavante agrees that Metavante shall cooperate fully with M&I with respect to any request by M&I for a Supplemental Ruling.

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

     4.03.  Carrybacks.

          (a) In General. M&I agrees to pay to Metavante the federal income Tax Benefit from the use in any Pre-Distribution Period (the "Carryback Period") of a carryback of any Tax Asset of the Metavante Group from a Post-Distribution Period (other than a carryback of any Tax Asset attributable to Distribution Taxes). If subsequent to the payment by M&I to Metavante of the federal income Tax Benefit of a carryback of a Tax Asset of the Metavante Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or (2) change to the amount of such federal income Tax Benefit, Metavante shall repay to M&I, or M&I shall repay to Metavante, as the case may be, any amount which would not have been payable to such other party pursuant to this Section 4.03(a) had the amount of the benefit been determined in light of these events, but only if the parties first agree as to the allocation of any Costs (as defined in Section 8.01 hereof) which will be incurred in implementing the Final Determination (including amended Tax Return preparation, if any).

          (b) Net Operating Losses. Notwithstanding any other provision of this Agreement, Metavante hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carryback net operating losses for any tax year with respect to which such net operating loss could otherwise be carried back into a Consolidated Return or a Combined Return (in which event no payment shall be due from M&I to Metavante in respect of such net operating losses).

     4.04. Allocation of Tax Items. All Tax computations for (1) any Pre-Distribution Periods ending on the Distribution Date and (2) the immediately following taxable period of Metavante or any Metavante Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as determined by M&I, taking into account all reasonable suggestions made by Metavante with respect thereto.

     4.05. Continuing Covenants. M&I (for itself and each M&I Affiliate) and Metavante (for itself and each Metavante Affiliate) agree (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is a statement of general principle and is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

     4.06.  Allocation of Tax Assets.

          (a) In General. In connection with the Distribution, M&I and Metavante shall cooperate in determining the allocation of any Tax Assets among M&I, each M&I

     Affiliate, Metavante, and each Metavante Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that incurred the cost or burden associated with the creation of such Tax Asset (other than with respect to any Tax Asset created by reason of a contribution to the capital of Metavante by M&I on or before the Distribution Date, in which case Metavante shall be permitted to retain such Tax Asset).

          (b) Earnings and Profits. M&I will advise Metavante in writing of the decrease in M&I earnings and profits attributable to the Distribution under section 312(h) of the Code (i) not later than December 15, 2001, with respect to transactions completed on or before December 31, 2000 and (ii) not later than December 15, 2002 with respect to transactions completed on or before December 31, 2001; provided, however, that M&I shall provide Metavante with estimates of such amounts (determined in accordance with past practice) prior to such date as reasonably requested by Metavante. M&I and Metavante agree that they will each pay one-half of the Costs (as defined in Section 8.01 hereof) of determining the earnings and profits amounts.

Section 5.  Stock Options.

     5.01. Deductions. To the extent permitted by law, M&I (or the appropriate member of the M&I Group) shall claim all Tax deductions arising by reason of exercises of Options to acquire Metavante stock held by M&I Employees. To the extent permitted by law, Metavante (or the appropriate member of the Metavante Group) shall claim all Tax deductions arising by reason of exercises of Options to acquire M&I stock held by Metavante Employees.

     5.02.  Withholding and Notice.

          (a) Withholding. M&I shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options to acquire Metavante stock held by M&I Employees. Metavante shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options to acquire M&I stock held by Metavante Employees. M&I and Metavante hereby each request of the other party that the party paying the compensation or issuing the stock withhold the applicable Taxes and remit them to the other party or to the appropriate Taxing Authority as subsequently directed by the legally obligated party.

          (b) Notice. M&I shall timely notify Metavante of any income recognized by any Metavante Employee as a result of exercising Options to acquire M&I stock. Metavante shall timely notify M&I of any income recognized by any M&I Employee as a result of exercising Options to acquire Metavante stock.

     5.03. Tax Benefit Reimbursement. With respect to Options to acquire M&I stock, Metavante agrees to pay M&I an amount equal to the Tax Benefit obtained by Metavante as a result of its claiming compensation deductions with respect to such items less the after-tax cost of the employer's share of any employment taxes paid by Metavante arising from the exercise of the Options to acquire M&I stock. With respect to Options to acquire Metavante stock, M&I agrees to pay Metavante an amount equal to the Tax Benefit obtained by M&I as a result of its claiming compensation deductions with respect to the exercise of Options to acquire Metavante stock, less the after-tax cost of the employer's share of any employment taxes paid by M&I arising of exercise of the Options to acquire Metavante stock. The time for payment shall be promptly after the Tax Returns for the year to which the compensation deductions relate are filed.

     5.04. Notice. M&I and Metavante shall timely provide to the other party all information necessary for such party to satisfy its obligations described in Sections 5.01, 5.02 and 5.03 of this Agreement.

     Section 6.  Indemnification

     6.01. Generally. The M&I Group shall jointly and severally indemnify Metavante, each Metavante Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which M&I or any M&I Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, but excluding any consequential, special, punitive or exemplary damages, that is attributable to, or results from the failure of M&I, any M&I Affiliate or any of their respective directors, officers or employees to make any payment required to be made under this Agreement. The Metavante Group shall jointly and severally indemnify M&I, each M&I Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Metavante or any Metavante Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, but excluding any consequential, special, punitive or exemplary damages, that is attributable to, or results from, the failure of Metavante, any Metavante Affiliate or any of their respective directors, officers or employees to make any payment required to be made under this Agreement.

     6.02. Inaccurate or Incomplete Information. The M&I Group shall jointly and severally indemnify Metavante, each Metavante Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind, excluding any consequential, special, punitive or exemplary damages, that is attributable to the negligence of M&I or any M&I Affiliate in supplying Metavante or any Metavante Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. The Metavante Group shall jointly and severally indemnify M&I, each M&I Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind, excluding any consequential, special, punitive or exemplary damages, that is attributable to the negligence of Metavante or any Metavante Affiliate in supplying M&I or any M&I Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

     6.03. No Guarantee for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of M&I, any M&I Affiliate, Metavante or any Metavante Affiliate.

     6.04. Indemnification Procedure. The indemnification procedure set forth in Section 3.3(f) of the Assignment and Assumption Agreement of even date herewith between the parties hereto shall be applicable to any indemnity granted herein.

Section 7.  Payments.

     7.01. Estimated Tax and Extension Payments. As requested by M&I, Metavante shall promptly, but not later than the date immediately preceding each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, pay to M&I on behalf of the Metavante Group an amount equal to the amount of any estimated Separate Tax Liability that Metavante would have otherwise been required to pay to a Taxing Authority on such Estimated Tax Installment Date. As requested by M&I, Metavante shall promptly, but not later than the day immediately preceding the date of the filing of any request for extension to file a Consolidated Return or Combined Return, pay to M&I on behalf of the Metavante Group an amount equal to the difference, if any, between the estimated Metavante Separate Tax Liability included in the extension request and the aggregate amount paid by Metavante with respect to such taxable period as its share of any estimated tax payments.

     7.02. True-Up Payments. Upon the date of filing of a Tax Return or such later date as the information is available, Metavante shall pay to M&I, or M&I shall pay to Metavante or apply as a credit against future Tax liability, as appropriate, an amount equal to the difference, if any, between the Metavante Separate Tax Liability and the aggregate amount paid by Metavante with respect to such period under Section 7.01 of this Agreement.

     7.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Tax Return described in Section 2.01(a) of this Agreement (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which may affect Metavante's Separate Tax Liability, M&I shall prepare a revised schedule for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Metavante shall pay to M&I, or M&I shall pay to Metavante, as appropriate, an amount equal to the difference, if any, between the Separate Tax Liability computed in accordance with past practice taking into account the redetermination of such Tax Items and the Separate Tax Liability for such period as originally computed pursuant to this Agreement within five business days of the delivery of such schedule to Metavante.

     7.04. Payments Under This Agreement. In the event that one party (the "Owing Party") is required to make a payment to another party (the "Owed Party") pursuant to this Agreement, then such payments shall be made according to this
Section 7.04.

          (a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

          (b) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party (other than payments of interest pursuant to Section 7.04(e) of this Agreement and payments of After Tax Amounts pursuant to Section 7.04(d) of this Agreement) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor; provided, however, nothing in this section shall eliminate the right of Metavante and the Metavante Affiliates to claim an Income Tax deduction for Taxes paid to the extent otherwise allowable by law.

          (c) Prompt Performance. All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

          (d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.04(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.04(e) of this Agreement on the amount of such After Tax Amount from the date such After Tax Amount is due under this Agreement through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

          (e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the "Payment Period") and were not otherwise setoff against amounts owed by one party to the other party as provided in Section 9.16 of this Agreement shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period, plus one percent (1%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

     7.05. Other Adjustments. Except as otherwise provided under this Agreement, if, pursuant to a Final Determination, a party to this Agreement suffers an unanticipated Tax Detriment and, as a result, the other party to this Agreement obtains a corresponding unanticipated Tax Benefit, and such Tax Detriment is not otherwise compensated under this Agreement, then the party obtaining such Tax Benefit shall make a payment to the other party in an amount equal to such Tax Benefit.

Section 8.  Tax Proceedings.

     8.01. In General. Except as otherwise provided in this Agreement, the party responsible for preparing and filing a Tax Return pursuant to Section 2 of this Agreement (the "Filing Party") shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of M&I, any M&I Affiliate, Metavante, and any Metavante Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party except that Metavante shall reimburse M&I within thirty days of receiving an invoice for Costs (as defined in this Section 8.01) incurred by M&I related to Audits by any Taxing Authority as follows: (i) as regards any Combined Return which includes Metavante, any Metavante Affiliate, the Data Services division of M&I or M&I Data Services, Inc., Metavante shall reimburse M&I for that portion of the Costs which is proportional with the Separate Tax Liability as determined in connection with the Combined Return after any Final Determination has occurred when compared with the total Taxes reflected on such Combined Return after such Final Determination, (ii) as regards any Consolidated Return or Wisconsin separate Tax Return, Metavante shall reimburse M&I for that portion of the Costs which were expended in connection with issues which arise in connection with Tax Items of Metavante, any Metavante Affiliate, or its predecessors including the Data Services division of M&I and M&I Data Services, Inc. (but not the item processing department of Data Services), (iii) as regards any separate Tax Return which M & I files which includes Tax Items from its Data Services division (other than any Wisconsin Tax Return), all of the Costs, and
(iv) as regards any separate Tax Returns of Metavante, any Metavante Affiliate or M&I Data Services, Inc. for any Pre-Distribution Period or Post-Distribution Period, all of the Costs. "Costs" means (i) an hourly charge for time expended by M&I personnel (such hourly charge not to include a profit component), (ii) a pass through of all billings of any third parties such as lawyers and accountants, and (iii) out-of-pocket costs incurred by M&I, including, for example, photocopying (even if performed on M&I equipment, but with no profit component).

     8.02. Participation of non-Filing Party. Except as otherwise provided in this Agreement, the non-Filing Party shall have the right to assume control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment: (i) with respect to any Sole Responsibility Item for which the non-Filing Party's responsibility under this Agreement could exceed one hundred thousand dollars ($100,000), upon delivery to the Filing Party of a written opinion of a nationally recognized law or accounting firm chosen by the parties substantially to the effect that the non-Filing Party's position with respect to such deficiency, claim, or adjustment should be upheld on appeal; and (ii) with respect to any Sole Responsibility Item for which the non-Filing Party's responsibility under this Agreement could exceed two hundred and fifty thousand dollars ($250,000), upon delivery to the Filing Party of a written opinion of a nationally recognized law or accounting firm chosen by the parties substantially to the effect that the non-Filing Party's position with respect to such deficiency, claim, or adjustment is more likely than not to be upheld on appeal. The Filing Party and the non-Filing Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. The Filing Party shall not settle any Audit it controls concerning a Tax Item of an Interim Period on a basis that would materially adversely affect the non-Filing Party without obtaining such non-Filing Party's consent, which consent shall not be unreasonably withheld if failure to consent would adversely affect the Filing Party. For purposes of this Agreement, a settlement will not be deemed to have a material adverse effect if the effect on the party's publicly-reported financial statements would not be material.

     8.03. Notice. Within ten (10) days after a party receives a written notice from a Taxing Authority of a proposed adjustment to a Tax Item that would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement, such party shall notify the other party of such proposed adjustment, and thereafter shall promptly forward to the other party copies of notices and material communications with any Taxing Authority relating to such proposed adjustment; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Agreement except to the extent that such indemnifying party is materially prejudiced by such failure.

     8.04.  Control of Distribution Tax Proceedings.

          (a) Subject to the provisions of Section 8.04(b) of this Agreement, M&I shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of M&I, any M&I Affiliate, Metavante, and any Metavante Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. M&I's rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. The notice provisions contained in Section 8.03 shall apply to any Audits relating to Distribution Taxes, and M&I agrees to consult with Metavante regarding material decisions in the Audits or any settlement regarding Distribution Taxes, but M&I has the ultimate authority to make all decisions and settlements as regards any such Audit.

          (b) Notwithstanding the provisions of Section 8.04(a) of this Agreement, Metavante shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of M&I, any M&I Affiliate, Metavante, and any Metavante Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit, if it (i) acknowledges in writing that it has sole liability for any Distribution Taxes that might arise in such Audit, (ii) demonstrates to the satisfaction of M&I by clear and convincing evidence that it has the financial ability to discharge all liabilities arising from or related to any Distribution Taxes that may arise in such Audit, and (iii) acknowledges in writing that it will forego any right to challenge its liability under this Agreement for such Distribution Taxes.

Section 9.  Miscellaneous Provisions.

     9.01.  Effectiveness.  This Agreement shall be effective as of July 1,
2000.

     9.02.  Cooperation and Exchange of Information.

          (a) Cooperation. Metavante and M&I shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement. Such cooperation shall include, without limitation:

               (i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

               (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the M&I Group or the Metavante Group, including certification, to the best of a party's knowledge, of the accuracy and completeness of the information it has supplied; and

               (iii) the use of the party's best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

          (b) Failure to Perform. If a party fails to comply with any of its obligations set forth in Section 9.02(a) of this Agreement upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party shall be liable in full for such additional Taxes.

          (c) Retention of Records. A party intending to dispose of documentation of M&I (or any M&I Affiliate) or Metavante (or any Metavante Affiliate), including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), which relates to Tax Returns described in Sections 2.01(a) (to the extent it affects the Separate Tax Liability of Metavante or a Metavante Affiliate) and 2.02 (other than returns for Post-Distribution Periods) shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period. The documentation described in the notice will not be disposed of without the affirmative written consent of an officer of the notified party.

     9.03. Dispute Resolution. In the event that M&I and Metavante disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, M&I and Metavante shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the "Independent Firm"), to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 9.03, the Owing Party must either (i) first pay to the Owed Party, or place in an escrow reasonably satisfactory to the Owed Party pending resolution of such dispute, an amount equal to the payment which is the subject of such dispute, or (ii) deliver to the Owed Party a written opinion of a nationally recognized law or accounting firm chosen by the parties substantially to the effect that with respect to such dispute the Owing Party is more likely than not to prevail in its entirety in the dispute resolution proceeding. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, M&I and Metavante shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by M&I and Metavante; provided, however, that the Independent Firm shall be entitled, in its sole discretion, to allocate such fees and expenses otherwise between the parties. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9.03 shall not be applicable to any disagreement between M&I and Metavante relating to Distribution Taxes.

     9.04. Notices. Any notice, request, instruction or other document to be given or delivered under this Agreement by any party to another party shall be in writing and shall be deemed to have been duly given or delivered when (1) delivered in person or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent in accordance with clause (2) below, (2) deposited in the United States mail, postage prepaid and sent certified mail, return receipt requested or (3) delivered to Federal Express or similar service for overnight delivery to the address of the party set forth below:

     If to M&I or any M&I Affiliate to:

          Marshall & Ilsley Corporation
          770 North Water Street
          Milwaukee, Wisconsin  53202
          Attention:  M.A. Hatfield
          Facsimile:  (414)765-7899

     If to Metavante or any Metavante Affiliate to:

          Metavante Corporation
          4900 West Brown Deer Road
          Brown Deer, Wisconsin  53224
          Attention:  N. "Norrie" J. Daroga
          Facsimile:  (414)362-1705

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other document is to be delivered.

     9.05.  Changes in Law.

          (a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

          (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

     9.06. Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party, (2) later lawfully acquired from other sources not known to be under a duty of confidentiality by the party to which it was furnished, or (3) independently developed), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     9.07. Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

     9.08. Affiliates. M&I shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any M&I Affiliate, and Metavante shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Metavante Affiliate; provided, however, that (1) if it is contemplated that a Metavante Affiliate may cease to be a Metavante Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Metavante Group to the shareholders of Metavante then Metavante may request in writing no later than thirty (30) days prior to such cessation that M&I execute a release of such Metavante Affiliate from its obligations under this Agreement effective as of such transfer and M&I shall promptly execute and deliver such release to Metavante provided that Metavante shall have confirmed in writing its obligations and the obligations of its remaining Metavante Affiliates with respect to their own obligations and those of the departing Metavante Affiliate and that such departing Metavante Affiliate shall have executed a release of any rights it may have against M&I or any M&I Affiliate by reason of this Agreement, and (2) if it is contemplated that an M&I Affiliate may cease to be an M&I Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the M&I Group to the shareholders of M&I then M&I may request in writing no later than thirty (30) days prior to such cessation that Metavante execute a release of such M&I Affiliate from its obligations under this Agreement effective as of such transfer and Metavante shall promptly execute and deliver such release to M&I provided that M&I shall have confirmed in writing its obligations and the obligations of its remaining M&I Affiliates with respect to their own obligations and the obligations of the departing M&I Affiliate and that such departing M&I Affiliate shall have executed a release of any rights it may have against Metavante or any Metavante Affiliate by reason of this Agreement. The requested party hereunder shall not unreasonably withhold the provision of any such release.

     9.09. Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

     9.10. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between M&I (or any M&I Affiliate) and Metavante (or any Metavante Affiliate) and such prior tax sharing agreements shall have no further force and effect.

     9.11. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without giving effect to laws and principles relating to conflicts of law.

     9.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     9.13. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an
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

alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

     9.14. No Third Party Beneficiaries. This Agreement is solely for the benefit of M&I, the M&I Affiliates, Metavante and the Metavante Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

     9.15. Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     9.16. Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

     9.17. Other Remedies. Metavante recognizes that (1) any act, failure to act, or omission specified in Section 4.01(b)(i)-(ii) of this Agreement of or by Metavante or any Metavante Affiliate or (2) the occurrence of any event specified in Section 4.01(b)(iii)-(iv) of this Agreement, may result in Distribution Taxes which could cause irreparable harm to M&I, M&I Affiliates and their stockholders, and that such persons may be inadequately compensated by monetary damages for such act, failure to act, omission, or event. Accordingly, neither Metavante nor any Metavante Affiliate shall permit (1) any act, failure to act, or omission specified in Section 4.01(b)(i)-(ii) of this Agreement or
(2) the occurrence of any event specified in Section 4.01(b)(iii)-(iv) of this Agreement, that could be reasonably foreseeable to result in any Distribution Taxes, and M&I and each M&I Affiliate shall be entitled to injunctive relief, in addition to all other remedies, in order to prevent any such act, failure to act, omission, or occurrence. M&I recognizes that (1) any act, failure to act, or omission specified in Section 4.01(a)(i)-(ii) of this Agreement of or by M&I or any M&I Affiliate or (2) the occurrence of any event specified in Section 4.01(a)(iii)-(iv) of this Agreement, may result in Distribution Taxes which could cause irreparable harm to Metavante, Metavante Affiliates and their stockholders, and that such persons may be inadequately compensated by monetary damages for such act, failure to act, omission, or event. Accordingly, neither M&I nor any M&I Affiliate shall permit (1) any act, failure to act, or omission specified in Section 4.01(a)(i)-(ii) of this Agreement or (2) the occurrence of any event specified in Section 4.01(a)(iii)-(iv) of this Agreement, that could be reasonably foreseeable to result in any Distribution Taxes, and Metavante and each Metavante Affiliate shall be entitled to injunctive relief, in addition to all other remedies, in order to prevent any such act, failure to act, omission, or occurrence.

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

     9.18. Conflicting Agreements. In the event of conflict between this Agreement and any other express agreement of the parties, the provisions of this Agreement shall prevail unless otherwise provided herein.

     9.19. Expiration of Administrative Services Agreement. If the Administrative Services Agreement between the parties hereto (the "ASA") has expired at such time as M&I incurs any Costs (as defined in Section 8.01 hereof) in connection with any services that M&I is to perform under this Agreement for which it would otherwise be compensated by Metavante under the ASA absent its expiration, this Agreement shall be deemed to include such portions of said ASA so that M&I is not incurring Costs on Metavante's behalf for which it is not compensated.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer effective as of the date first above written.

                              MARSHALL & ILSLEY CORPORATION
                              on behalf of itself and the M&I Affiliates


                              By:
                                 ---------------------------------------
                              Name:
                              Title:


                              METAVANTE CORPORATION
                              on behalf of itself and the Metavante Affiliates


                              By:
                                 ---------------------------------------
                              Name:
                              Title:

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